FOR IMMEDIATE RELEASE
McCORMICK REPORTS ON FIRST QUARTER RESULTS AND LATEST 2016 FINANCIAL OUTLOOK
SPARKS, Md., March 29, 2016 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the first quarter ended February 29, 2016 and provided its latest financial outlook for fiscal year 2016.

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Sales rose 2% in the first quarter from the year-ago period. In constant currency, which excludes the unfavorable impact of foreign currency, the company grew sales 7%, with strong increases in both its consumer and industrial segments.

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Earnings per share was $0.73 in the first quarter of 2016. Excluding the impact of special charges, adjusted earnings per share was $0.74 compared to $0.70 adjusted earnings per share in the first quarter of 2015. This increase was mainly due to higher sales and improved gross profit margin.

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For the 2016 fiscal year, the company adjusted its financial outlook as it now expects a lower impact from unfavorable foreign currency exchange rates. Excluding this impact, the company reaffirmed its expected growth rate for sales, adjusted operating income and adjusted earnings per share.

President & CEO's Remarks
Lawrence E. Kurzius, President and CEO, stated, “McCormick's first quarter results were a great start to fiscal year 2016. Consumer demand for healthy flavor and high quality products is increasing globally and we are meeting this demand with a growing portfolio of on-trend products. Each of our two segments achieved strong underlying sales increases driven by our growth strategy. We are growing base business sales with brand marketing and are launching differentiated new products such as herb grinders and slow cooker sauces for our consumer segment and snack seasonings for industrial customers. We had an incremental sales benefit from three acquisitions completed in 2015, and continued to expand the availability and footprint of our business through retail channels and with new industrial customers.
"Led by our Comprehensive Continuous Improvement (CCI) program, we are on-track to deliver at least $95 million of cost savings in 2016 and recently announced a goal to reach $400 million of cost savings in the next four years. Together with our strategies to drive sales growth, these cost savings are driving higher gross profit margin and in the first quarter, led to a double-digit increase in adjusted operating income on a constant currency basis. I want to recognize McCormick employees around the world for their efforts and engagement. Together, we are focused on building value for our shareholders and customers and are pleased with the momentum underway in 2016."
First Quarter 2016 Results
McCormick reported a 2% sales increase in the first quarter from the year-ago period, and in constant currency, grew sales 7%. In constant currency, consumer segment sales rose 6%, with higher volume and product mix driven by product innovation, brand marketing support and expanded distribution, as well as pricing actions and the impact of acquisitions completed in 2015. The growth was broad-based with a constant currency sales increase in each region and particular strength in China this period. In constant currency, the company grew industrial segment sales 7% mainly from higher volume and product mix, with the additional benefit of the Brand Aromatics acquisition completed in 2015 and pricing actions to offset higher material costs. The increase in volume and product mix was led by the Europe, Middle East and Africa (EMEA) region which drove product innovation, increased distribution and geographic expansion.
Operating income was $129 million in the first quarter compared to $94 million in the year-ago period. The company recorded $2 million of special charges in the first quarter of 2016 related to previously announced organization and streamlining actions. Excluding special charges, adjusted operating income was $131 million compared to $122 million of adjusted operating income in the year-ago period. In constant currency, adjusted operating income rose 12%, with the favorable impact of higher sales and cost savings more than offsetting higher material input costs and increased employee benefits expense.
Earnings per share was $0.73 in the first quarter compared to $0.55 in the year-ago period. Excluding the $0.01 and $0.15 impact of special charges in the first quarter of 2016 and 2015, respectively, adjusted earnings per share was $0.74 compared to $0.70 in the year-ago period. This 6% increase included the impact of unfavorable foreign currency exchange rates and was mainly due to the increase in adjusted operating income.
The company continues to generate strong cash flow and net cash provided by operating activities for the first quarter of 2016 was $78 million compared to $96 million in the first quarter of 2015, with the decrease mainly related to the timing of payments for raw material purchases.
2016 Financial Outlook
McCormick adjusted its financial outlook for fiscal year 2016 as it now expects a lower impact from unfavorable foreign currency exchange rates.
The company plans to grow sales 4% to 6% in constant currency, driven by base business increases, new products, pricing and acquisitions completed in 2015. Including the estimated impact of unfavorable currency rates, projected sales growth is 1% to 3%. The company continues to expect at least $95 million of cost savings to lead to improved margins and fuel an increase in brand marketing of approximately $20 million.
Operating income is expected to grow 17% to 20% from $548 million of operating income in 2015. Adjusted operating income is expected to grow 6% to 8% from operating income of $614 million in 2015. Projected adjusted operating income in 2016 excludes an estimated $7 million of special charges that relate to previously announced organization and streamlining actions, and adjusted operating income in 2015 excludes $66 million of special charges. The projected year to year increase in adjusted operating income is 9% to 11%, excluding the estimated impact of unfavorable currency rates.
Earning per share is projected to range from $3.65 to $3.72. Excluding the impact of special charges, adjusted earnings per share is projected to range from $3.68 to $3.75. This is an increase of 6% to 8% from adjusted earnings per share of $3.48 in 2015. The projected year on year growth rate in 2016 adjusted earnings per share is 9% to 11%, excluding the estimated impact of unfavorable currency rates. Adjusted earnings per share in the second quarter of 2016 is expected to be slightly below $0.75 of adjusted earnings per share in the second quarter of 2015. While the company anticipates strong sales growth and further improvement in gross profit margin, a portion of the additional brand marketing is planned in the second quarter. Additional pressure is also expected from a year-on-year increase in the tax rate and unfavorable foreign currency rates. For the fiscal year 2016, another year of strong cash flow is anticipated, with a portion expected to be returned to McCormick's shareholders through dividends and share repurchases.
Business Segment Results
Consumer Segment

(in millions)	Three months ended
	2/29/2016	2/28/2015
Net sales	$633.8	$620.3
Operating income	93.0	72.3
Operating income, excluding special charges	94.3	91.5
Consumer segment sales rose 2% when compared to the first quarter of 2015. In constant currency, the company grew sales 6%, with increased volume and product mix and pricing actions taken to offset higher material costs. In addition, acquisitions completed in 2015 added 3 percentage points of the year-on-year constant currency growth in the first quarter.

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Consumer sales in the Americas rose 2%. The increase was 4% in constant currency, of which 1 percentage point was added by sales from Stubb's, acquired August 2015. Higher volume and product mix this period included increased U.S. sales of McCormick brand spices and herbs, Lawry's brand products, Hispanic items and Simply Asia products. Pricing actions also contributed to higher sales.

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Consumer sales in EMEA increased 4%. In constant currency the company grew sales 14%, with sales from Drogheria & Alimentari, acquired May 2015, adding 10 percentage points of the increase. Sales growth this quarter was also driven by increased volume and product mix in France and Poland, due in part to a 2015 increase in brand marketing support, as well as product innovation and expanded distribution. Pricing actions also contributed to higher sales.

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First quarter consumer sales in the Asia/Pacific region were comparable to the year ago period. In constant currency, sales grew 5%. The company continues to drive growth in China and achieved a double-digit increase this period in constant currency. Toward the end of 2015, the company discontinued sales of a low margin product line in India, leading to a decline in this market that reduced sales growth in the Asia/Pacific region by 4 percentage points this period.

Consumer segment operating income, excluding special charges, was $94 million compared to $92 million in the year-ago period. In constant currency, adjusted operating income rose 7% from the year-ago period, with the favorable impact of sales growth and cost savings more than offsetting the unfavorable impact of higher material costs and employee benefits expense. Brand marketing this period was comparable to the year-ago period in the first quarter, but expected to be higher in the second quarter related in part to the launch of new products.
Industrial Segment

(in millions)	Three months ended
	2/29/2016	2/28/2015
Net sales	$396.4	$390.1
Operating income	36.1	21.4
Operating income, excluding special charges	36.4	30.6
Industrial segment sales rose 2% when compared to the first quarter of 2015, and in constant currency the increase was 7%. Higher volume and product mix contributed to the increase, as well as pricing actions taken in response to higher material costs. In addition, an acquisition completed in 2015 added 2 percentage points of the year-on-year growth in the first quarter.

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Industrial sales in the Americas rose 3%. In constant currency the increase was 6%, driven by increased volume and product mix, and 3 percentage points of growth from Brand Aromatics, acquired in March 2015. During the first quarter, customer demand for snack seasonings increased, including the introduction of new products.

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In EMEA, industrial sales were comparable to the year-ago period. In constant currency the company grew sales 11%. Another quarter of strong growth in this region was driven in part by product innovation, distribution gains and geographic expansion. Pricing actions taken to cover higher material costs also added to the year-on-year growth this period.

•	Industrial sales in the Asia/Pacific region declined 4%. In constant currency, sales increased 3% as a result of higher volume and product mix in both Australia and China.
Industrial segment operating income, excluding special charges, was $36 million compared to $31 million in the year-ago period. In constant currency, adjusted operating income had a strong 27% increase from the year-ago period, with the favorable impact of higher sales, cost savings and a shift toward more value-added products. During the first quarter, these favorable factors more than offset the unfavorable year-on-year impact of increases in material costs and employee benefits expense.

Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for the periods presented. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. In our consolidated income statement, we include a separate line item captioned “special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; President Global Industrial Segment and McCormick International; President Global Consumer Segment and North America; and Senior Vice President, Human Relations. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.
We believe that these non-GAAP financial measures are important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but it should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended
	2/29/16	2/28/15
Operating income	$129.1	$93.7
Impact of special charges	1.6	28.4
Adjusted operating income	$130.7	$122.1
% increase (decrease) versus prior period	7.0%

Net income	$93.4	$70.5
Impact of special charges (1)	1.3	19.9
Adjusted net income	$94.7	$90.4
% increase versus prior period	4.8%

Earnings per share - diluted	$0.73	$0.55
Impact of special charges	0.01	0.15
Adjusted earnings per share - diluted	$0.74	$0.70
% increase versus prior period	5.7%

(1) Special charges of $1.6 million and $28.4 million for the three months ended February 29, 2016 and February 28, 2015 are net of taxes of $0.3 million and $8.5 million, respectively.
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended February 29, 2016
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	2.3%	(1.40)%	3.7%
EMEA	3.7%	(10.30)%	14.0%
Asia/Pacific	(0.20)%	(5.50)%	5.3%
Total consumer segment	2.2%	(4.20)%	6.4%
Industrial segment
Americas	3.2%	(3.20)%	6.4%
EMEA	(0.30)%	(11.00)%	10.7%
Asia/Pacific	(4.00)%	(7.40)%	3.4%
Total industrial segment	1.6%	(5.30)%	6.9%
Total net sales	2.0%	(4.60)%	6.6%
Adjusted operating income
Consumer segment	3.1%	(3.60)%	6.7%
Industrial segment	19.0%	(8.10)%	27.1%
Total adjusted operating income	7.0%	(4.80)%	11.8%
To present the percentage change in projected 2016 adjusted earnings per share on a constant currency basis, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2016 and are compared to the 2015 results, translated into U.S. dollars using the same 2016 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2015. This calculation is performed to arrive at adjusted net income (however, no adjustment is made for the company's share of income in unconsolidated operations that are denominated in currencies other than the U.S. dollar) divided by historical shares outstanding for fiscal year 2015 or projected shares outstanding for fiscal year 2016, as appropriate.
Fiscal year 2015 actual results and 2016 projection

(in millions except per share data)	Twelve Months Ended
	2016 Projection	11/30/15
Operating income		$548.4
Impact of special charges		65.5
Adjusted operating income		$613.9

Earnings per share - diluted	$3.65 to $3.72	$3.11
Impact of special charges, including special charges attributable to non-controlling interests	0.03	0.37
Adjusted earnings per share - diluted	$3.68 to $3.75	$3.48

Percentage change in adjusted earnings per share	6% to 8%
Impact of foreign currency exchange rates	(3)%
Percentage change in adjusted earnings per share on constant currency basis	9% to 11%

Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorizations.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased use of private label or other competitive products; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; volatility in the effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.3 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry - retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.
For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

(Financial tables follow)

First Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended
	February 29, 2016	February 28, 2015
Net sales	$1,030.2	$1,010.4
Cost of goods sold	625.2	620.7
Gross profit	405.0	389.7
Gross profit margin	39.3%	38.6%
Selling, general and administrative expense	274.3	267.6
Special charges	1.6	28.4
Operating income	129.1	93.7
Interest expense	13.9	12.9
Other (income) expense, net	(1.1)	0.2
Income from consolidated operations before income taxes	116.3	80.6
Income taxes	31.3	20.0
Net income from consolidated operations	85.0	60.6
Income from unconsolidated operations	8.4	9.9
Net income	$93.4	$70.5

Earnings per share - basic	$0.73	$0.55

Earnings per share - diluted	$0.73	$0.55

Average shares outstanding - basic	127.1	128.2
Average shares outstanding - diluted	128.3	129.3

First Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	February 29, 2016	February 28, 2015
Assets
Cash and cash equivalents	$111.8	$81.8
Trade accounts receivable, net	371.2	384.1
Inventories	702.2	708.4
Prepaid expenses and other current assets	121.0	130.4
Total current assets	1,306.2	1,304.7
Property, plant and equipment, net	609.1	580.6
Goodwill	1,764.0	1,651.2
Intangible assets, net	370.1	323.1
Investments and other assets	350.7	337.9
Total assets	$4,400.1	$4,197.5

Liabilities
Short-term borrowings and current portion of long-term debt	$390.2	$516.2
Trade accounts payable	336.7	334.6
Other accrued liabilities	365.3	370.2
Total current liabilities	1,092.2	1,221.0
Long-term debt	1,056.3	806.8
Other long-term liabilities	524.7	465.8
Total liabilities	2,673.2	2,493.6
Shareholders’ equity
Common stock	1,047.6	1,006.8
Retained earnings	1,086.3	992.0
Accumulated other comprehensive loss	(423.7)	(314.9)
Non-controlling interests	16.7	20.0
Total shareholders’ equity	1,726.9	1,703.9
Total liabilities and shareholders’ equity	$4,400.1	$4,197.5

First Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Three Months Ended
	February 29, 2016	February 28, 2015
Operating activities
Net income	$93.4	$70.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26.4	24.9
Stock based compensation	3.0	3.7
Income from unconsolidated operations	(8.4)	(9.9)
Changes in operating assets and liabilities	(44.4)	3.0
Dividends from unconsolidated affiliates	7.9	3.7
Net cash flow provided by operating activities	77.9	95.9

Investing activities
Capital expenditures	(22.4)	(15.5)
Proceeds from sale of property, plant and equipment	0.2	—
Net cash flow used in investing activities	(22.2)	(15.5)

Financing activities
Short-term borrowings, net	250.8	40.9
Long-term debt repayments	(201.7)	(0.2)
Proceeds from exercised stock options	7.8	11.3
Common stock acquired by purchase	(47.8)	(64.9)
Dividends paid	(54.6)	(51.3)
Net cash flow used in financing activities	(45.5)	(64.2)

Effect of exchange rate changes on cash and cash equivalents	(11.0)	(11.7)
(Decrease) increase in cash and cash equivalents	(0.8)	4.5
Cash and cash equivalents at beginning of period	112.6	77.3

Cash and cash equivalents at end of period	$111.8	$81.8